EXHIBIT 99.1

SMTC Announces Signing the Seventh Amendment to Its Revolving Credit and Security Agreement

TORONTO, Sept. 30, 2014 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a recognized global electronics manufacturing services provider, entered into the seventh amendment to its revolving credit facility.

On September 24, 2014, SMTC Corporation and certain of its subsidiaries entered into the Seventh Amendment (the "Seventh Amendment") to its Revolving Credit and Security Agreement, dated as of September 14, 2011 (as subsequently amended the "Loan Agreement") among SMTC Corporation, SMTC Manufacturing Corporation of California, SMTC Mex Holdings Inc., ZF Array Technology, Incorporated, and HTM Holdings, Inc., as US Borrowers, and SMTC Manufacturing Corporation of Canada, as Canadian Borrower (and with the US Borrowers, collectively, the "Borrowers"), with PNC Bank, National Association, as Lender and as Agent, and PNC Bank Canada Branch, as Canadian Lender.

The Seventh Amendment extends the term of the revolving credit facility to January 2, 2018, reduces the applicable interest rate by 50 basis points and provides for a further potential reduction in interest rates, depending on the Borrowers' consolidated fixed charge coverage ratio. The Seventh Amendment, in addition to other changes, amends the financial covenant imposing a minimum fixed charge coverage ratio and removes the Canadian Lender as a lender under the Loan Agreement.

"I would like to thank PNC for their continued support of SMTC which is demonstrated by this agreement. With this new three year extension, we will continue our focus on operational excellence, generation of free cash flow and long term revenue growth," stated Sushil Dhiman, President and Chief Executive Officer.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 1,600 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

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CONTACT: Investor Relations Information:
         Blair McInnis
         Corporate Controller
         Telephone: (905) 413.1222
         Email: blair.mcinnis@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com